UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2005

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)

Oregon	0-21789	93 - 0572810
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

360 E. Jackson Street
Medford, Oregon 97501
(Address of Principal Executive Office)

Registrant's telephone number including area code 541-776-6868

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.02      Results of Operations and Financial Condition.

                    On February 18, 2005, Lithia Motors, Inc. issued a press release with respect to financial results for the fourth quarter and year end 2004. A copy of the press release is attached as Exhibit 99.

Item 9.01      Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

99 Press Release

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.
(Registrant)

Date:	February 18, 2005	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary

LITHIA MOTORS REPORTS RECORD REVENUES AND RECORD NET INCOME FOR THE FULL-YEAR 2004

Lithia Motors' Highlights for continuing operations for period ended Dec. 31, 2004:

               Full-Year 2004

Operating Profits:	+21%
Net Income:	+20%
Operating Margin (EBIT) :	3.5%	(+30 basis points)

MEDFORD, OREGON, February 18, 2005 (5:00 a.m. Pacific) - Lithia Motors, Inc. (NYSE: LAD) today announced that net income from continuing operations rose 20% to $42.6 million for the full-year 2004 compared to $35.6 million in 2003. Earnings per share from continuing operations, excluding the dilutive effect of the change in accounting for convertible notes, rose 16% to $2.22 per share versus $1.92 in the same period last year. Including the effect of the accounting change for convertible notes earnings per share from continuing operations were $2.12 per fully diluted share.

Full-year 2004 revenues increased 9% to $2.75 billion from $2.51 billion in 2003. New vehicle sales increased 10%, used vehicle sales increased 4%, parts/service sales increased 16%, and finance/insurance sales increased 13%.

Sidney B. DeBoer, Lithia's Chairman and Chief Executive Officer, commented, "During 2004 we continued to grow our business and we were able increase margins across all business lines. The full-year operating margin improved 30 basis points to 3.5%, as compared to the same period last year."

The total gross profit margin for the year improved 80 basis points as compared to the same period last year. Sales general & administrative (SG&A) expense, as a percentage of gross profit, improved by 160 basis points as compared to last year.

"We owe our margin improvements for the year to a store network that runs on strong operating systems that are common to all stores, the improving strength of our workforce and a regional market focus. Our ability to integrate new stores, and improve the performance of existing stores is better today than ever before. We are building our company for long-term success," concluded Mr. DeBoer.

For the fourth quarter, Lithia's net income from continuing operations was $9.9 million equal to $9.9 million in the same period last year. Earnings per share from continuing operations, excluding the dilutive effect of the change in accounting for convertible notes, were $0.52, the same as in the fourth quarter of last year. Including the effect of the accounting change for convertible notes, earnings per share from continuing operations were $0.48 per fully diluted share.

Fourth quarter total revenues increased 9% to $669.8 million from $612.2 million in the same period last year. New vehicle sales increased 8%, used vehicle sales increased 10%, parts/service sales increased 13%, and finance/insurance sales increased 15%.

Jeffrey B. DeBoer, Senior Vice President and CFO added, "In the fourth quarter, Lithia completed four acquisitions; Chrysler and Jeep franchises in Santa Rosa, California; BMW of Anchorage, Alaska; Lithia Chrysler Dodge Jeep of Santa Fe, New Mexico and Lithia Dodge of Helena, Montana. These

stores have combined annualized sales of approximately $60 million. More recently, we acquired Chrysler and Jeep franchises in Concord, California that were added to our Dodge store in that market, a Chrysler franchise in Eugene, Oregon that was added to our Dodge store in that market and finally a Chrysler Dodge Jeep store in Omaha, Nebraska. So far this year we have completed acquisitions with approximately $110 million in annualized sales. For the year, we acquired approximately $340 million in annualized sales, which represents nearly 14% growth on our total revenues of $2.5 billion in 2003."

"Our guidance for the first quarter and full-year 2005 is included in the table below. It includes the effect of the new accounting pronouncements for convertible notes and stock options," concluded Jeffrey B. DeBoer.

EPS excluding new accounting	1Q 2005	2005	2004

pronouncements:	$0.43 - $0.45	$2.33 - $2.43	$2.22
Effect of Convertible Notes	($0.03)	($0.16)	($0.10)
Effect of FAS 123(R) (6 months)	-	($0.05)	N/A

EPS - Reportable	$0.40 - $0.42	$2.12 - $2.22	N/A

In October of 2004, the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) ratified Issue No. 04-8, requiring the company to include in its share count in determining diluted earnings per share, the shares potentially issuable to the holders of its $85,000,000 in principle amount 2.875% Senior Subordinated Notes Due 2014, even though the holder of such notes cannot convert the notes into common stock except under certain limited circumstances and then only at a conversion price of approximately $37.69 per share. Previously, the shares issuable would only have been included in the calculation of diluted EPS if the holders were then entitled to convert the notes. For purposes of calculating diluted EPS for the fourth quarter and full-year ended 2004, Lithia was required to increase its share count by the amount contingently issuable to the noteholders. This resulted in an additional 2.256 million shares for the fourth quarter and 1.485 million shares for the full-year. Adoption of the accounting statement change does not affect the cash flow of the company.

Also in December 2004, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Statement 123 (revised 2004) ("FAS 123 (R)") that will require that the value of all equity-based compensation arrangements, including stock options and employee stock purchase plans, be accounted for using a "fair value" method. Previously, the Company had accounted for such arrangements under the "intrinsic method" permitted by APB 25. The new rules, absent any change, will be effective for the Company commencing with the third quarter of 2005. Adoption of this accounting change does not affect the cash flow of the Company.

Conference Call Information
Lithia Motors will be providing more detailed information on the results for the fourth quarter and full-year 2004 in its conference call scheduled for 8 a.m. PT today. The call can be accessed live by calling 973-582-2700. To listen to a live webcast or hear a replay, log-on to: www.lithia.com - go to Investor Relations - and click on the Live Webcast icon.

About Lithia
Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 87 stores and 171 franchises in 13 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 98,331 new and used vehicles and had $2.7 billion in total revenue in 2004.

Forward Looking Statements
This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the benefits or strength of Lithia's operating model, anticipated revenues of recently acquired stores and projected first quarter and full-year 2005 earnings per share guidance, and potential changes in accounting standards.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations.

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited
	Twelve Months Ended December 31,
			$Increase	% Increase
	2004	2003	(Decrease)	(Decrease)

New Vehicle Sales	$1,589,613	$1,441,000	$148,613	10.3%
Used Vehicle Sales	755,822	725,547	30,275	4.2
Finance & Insurance	101,374	89,982	11,392	12.7
Service, Body & Parts Sales	290,386	251,316	39,070	15.5
Fleet & Other Revenues	8,592	5,657	2,935	51.9

Total Revenues	2,745,787	2,513,502	232,285	9.2
Cost of Sales	2,285,851	2,110,393	175,458	8.3

Gross Profit	459,936	403,109	56,827	14.1
SG&A Expense	349,946	313,289	36,657	11.7
Depreciation/Amortization	13,143	9,593	3,550	37.0

Income from Operations	96,847	80,227	16,620	20.7
Flooring Interest Expense	(16,702)	(13,997)	(2,705)	19.3
Other Interest Expense	(9,174)	(6,081)	(3,093)	50.9
Other Income (Expense), net	(1,520)	(951)	(569)	59.8

Income from continuing operations
before income taxes	69,451	59,198	10,253	17.3
Income Tax Expense	26,878	23,561	3,317	14.1
Income Tax Rate	38.7%	39.8%
Net Income from continuing ops.	42,573	35,637	6,936	19.5

Income (Loss) from discontinued
operations, net of income taxes	98	(90)	188
Net Income	$42,671	$35,547	$7,124	20.0%

Diluted Net income per share
before effect of convertibles notes:
Continuing Operations	$2.22	$1.92	$0.30	15.6%
Discontinued Operations	0.01	0.00

Net Income	$2.23	$1.92	0.31	16.1%

Diluted Shares Outstanding	19,162	18,546	616	3.3%

Diluted Net income per share
including effect of convertibles notes:
Continuing Operations	$2.22	$1.92	$0.30	15.6%
Effects of convertible senior sub.notes	(0.10)	N/A
Discontinued Operations	0.01	0.00

Net Income	$2.13	$1.92	0.21	10.9%

Diluted Shares Outstanding	20,647	18,546	2,101	11.3%

Unit Sales:	2004	2003

New Vehicle	56,529	53,804	2,725	5.1%
Used - Retail Vehicle	41,802	41,451	351	0.8
Used - Wholesale	23,137	25,982	(2,845)	(10.9)
Total Units Sold	121,468	121,237	231	0.2

Average Selling Price:
New Vehicle	$28,120	$26,782	$1,338	5.0%
Used - Retail Vehicle	15,093	14,550	543	3.7
Used - Wholesale	5,399	4,713	686	14.6

Key Financial Data:
Gross Profit Margin	16.8%	16.0%
SG&A as a % of Gross Profit	76.1%	77.7%
Operating Margin	3.5%	3.2%
Pre-Tax Margin	2.5%	2.4%

(In Thousands except per share and unit data)

Unaudited
	Three Months Ended December 31,
			$Increase	% Increase
	2004	2003	(Decrease)	(Decrease)

New Vehicle Sales	$384,790	$357,303	$27,487	7.7%
Used Vehicle Sales	183,196	166,079	17,117	10.3
Finance & Insurance	25,216	22,023	3,193	14.5
Service, Body & Parts Sales	74,590	65,950	8,640	13.1
Fleet & Other Revenues	1,986	835	1,151	137.8

Total Revenues	669,778	612,190	57,588	9.4
Cost of Sales	556,581	512,111	44,470	8.7

Gross Profit	113,197	100,079	13,118	13.1
SG&A Expense	85,832	75,571	10,261	13.6
Depreciation/Amortization	3,846	2,704	1,142	42.2

Income from Operations	23,519	21,804	1,715	7.9
Flooring Interest Expense	(4,465)	(3,455)	(1,010)	29.2
Other Interest Expense	(2,813)	(1,633)	(1,180)	72.3
Other Expense, net	(321)	(306)	(15)	4.9

Income from continuing operations
before income taxes	15,920	16,410	(490)	(3.0)
Income Tax Expense	6,001	6,531	(530)	(8.1)
Income Tax Rate	37.7%	39.8%
Net Income from continuing ops.	9,919	9,879	40	0.4

Income (Loss) from discontinued
operations, net of income taxes	(37)	103	(140)
Net Income	$9,882	$9,982	(100)	(1.0)%

Diluted Net income per share
before effect of convertibles notes:
Continuing Operations	$0.52	$0.52	$0.00	0.0%
Discontinued Operations	0.00	0.01

Net Income	$0.52	$0.53	(0.01)	(1.9)%

Diluted Shares Outstanding	19,260	18,922	338	1.8%

Diluted Net income per share
including effect of convertibles notes:
Continuing Operations	$0.52	$0.52	$0.00	0.0%
Effects of convertible senior sub. notes	(0.04)	N/A
Discontinued Operations	0.00	0.01

Net Income	$0.48	$0.53	(0.05)	(9.4)%

Diluted Shares Outstanding	21,516	18,922	2,594	13.7%

Unit Sales:	2004	2003

New Vehicle	13,274	12,716	558	4.4%
Used - Retail Vehicle	9,927	9,415	512	5.4
Used - Wholesale	5,176	6,061	(885)	(14.6)
Total Units Sold	28,377	28,192	185	0.7

Average Selling Price:
New Vehicle	$28,988	$28,099	$889	3.2%
Used - Retail Vehicle	15,451	14,663	788	5.4
Used - Wholesale	5,760	4,625	1,135	24.5

Key Financial Data:
Gross Profit Margin	16.9%	16.3%
SG&A as a % of Gross Profit	75.8%	75.5%
Operating Margin	3.5%	3.6%
Pre-Tax Margin	2.4%	2.7%

Gross Margin/Profit Data	Three Months Ended December 31,		Twelve Months Ended December 31,

	2004	2003	2004	2003

New Vehicle Retail	7.8%	7.8%	7.8%	7.7%
Used Vehicle Retail	14.1%	13.6%	14.3%	13.8%
Used Vehicle Wholesale	1.5%	0.5%	2.9%	(0.2)%
Service, Body & Parts	48.0%	47.3%	48.1%	47.2%
New Retail Gross Profit/Unit	$2,247	$2,182	$2,200	$2,055
Used Retail Gross Profit/Unit	$2,182	$1,998	$2,152	$2,010
Used Wholesale Gross Profit/Unit	$86	$25	$157	$(8)
Finance & Insurance/Retail Unit	$1,087	$995	$1,031	$945

Same Store Data
	Three Months Ended December 31,		Twelve Months Ended December 31,

	2004	2003	2004	2003

New Vehicle Retail Sales	-3.3%	2.3%	-2.4%	6.2%
Used Vehicle Sales (includes Wholesale)	1.7%	-8.7%	-5.7%	-8.8%
Total Vehicle Sales (excludes fleet)	-1.7%	-1.5%	-3.5%	0.7%
Service, Body & Parts Sales	2.9%	2.2%	3.0%	0.7%
Finance & Insurance Sales	6.2%	0.4%	1.9%	5.1%
Total Sales (Excluding Fleet)	-1.0%	-1.0%	-2.7%	0.8%
Total Gross Profit (Excluding Fleet)	2.6%	-0.7%	1.9%	0.7%

Balance Sheet Highlights (Dollars in Thousands)

Unaudited	December 31, 2004	December 31, 2003

Cash & Cash Equivalents	$29,264	$74,408
Trade Receivables*	84,489	87,116
Inventory	536,653	445,281
Assets Held for Sale	135	20,408
Other Current Assets	12,334	9,724

Total Current Assets	662,875	636,937

Real Estate, net	226,356	164,676
Equipment & Leases, net	73,275	62,637
Goodwill, net	244,532	207,027
Other Assets	49,866	31,505

Total Assets	$1,256,904	$1,102,782

Floorplan Notes Payable	$450,859	$378,961
Liabilities Held for Sale	0	13,045
Other Current Liabilities	85,839	84,865

Total Current Liabilities	536,698	476,871

Used Vehicle Flooring	0	56,267
Real Estate Debt	139,702	80,159
Other Long-Term Debt	127,608	98,308
Other Liabilities	46,950	32,251

Total Liabilities	850,958	743,856

Shareholders' Equity	405,946	358,926

Total Liabilities &
Shareholders' Equity	$1,256,904	$1,102,782

* Includes contracts-in-transit of $42,913 and $44,709 for 2004 and 2003 respectively.

Other Balance Sheet Data (Dollars in Thousands)

Current Ratio	1.2x	1.3x
LT Debt/Total Cap. (Excluding Used -
Vehicle Flooring)	40%	33%
LT Debt/Total Cap. (Excluding Used -
Vehicle Flooring and Real Estate)	24%	22%
Working Capital	$126,177	$160,066
Book Value per Basic Share	$21.62	$19.63